UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2008

BOFI HOLDING, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-51201	33-0867444
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12777 High Bluff Drive, #100 San Diego, CA	92130
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 350-6200

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 5, 2008, the Compensation Committee and the Board of Directors of B of I Holding, Inc. (the “Company”) approved an amendment to the July 1, 2003 employment contract of Gary Lewis Evans to provide that the severance and vesting provisions of Mr. Evans’ employment contract are the same whether he resigns or is terminated without cause. The text of the amendment is included in this filing as Exhibit 10.1 and the amendment was made in connection with the resignation of Mr. Evans as a director of the Company and its subsidiary, Bank of Internet USA (see Item 5.02 below).

As a result of the amendment of Mr. Evans employment agreement, registrant will incur a one-time pretax compensation expense of $362,000 in the quarter ended March 31, 2008.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2008, the registrant appointed Gregory Garrabrants, President and Chief Executive Officer, as a director of the Company and its subsidiary, Bank of Internet USA. Mr. Garrabrants replaces Gary Lewis Evans who resigned his directorships on March 1, 2008 to concentrate on other interests. Mr. Evans remains an employee of the Bank of Internet USA. There were no disagreements between Mr. Evans and the Company that led to his resignation. Mr. Evans’ director resignation letter dated March 1, 2008 is attached hereto as Exhibit 17.1.

The Company announced the appointment of Mr. Garrabrants and the resignation of Mr. Evans in a press release on March 6, 2008 attached to this filing as Exhibit 99.1.

Item 9.01 Financial Statements ProForma Financial Information and Exhibits

(d)	Exhibits

Exhibit 10.1 March 5, 2008 Amendment to employment contract of Gary Lewis Evans dated July 1, 2003.

Exhibit 17.1 Director resignation letter of Mr. Gary Lewis Evans dated March 1, 2008

Exhibit 99.1 Press Release of BofI Holding, Inc. dated March 6, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOFI Holding, Inc.

	By:	/s/ Gregory Garrabrants Gregory Garrabrants President and Chief Executive Officer

Date: March 6, 2008